CERTIFICATE OF INCORPORATION
                                       OF
                              CAR PARTS ONSALE, INC


FIRST.            The name of this corporation shall be:

CAR PARTS ONSALE, INC.

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD.            The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations amy be organized under the General Corporation Law of Delaware.

FOURTH.    The total number of shares of stock which this corporation is authorized to issue is:

Twenty-Five Million (25,000,000) shares with a par value of One Cent ($.01) per share, amounting to Two Hundred and Fifty Thousand Dollars ($250,000.00).

FIFTH.            The name and address of the incorporator is a follows:

                           Donna Brooks
                           Corporation Service Company
                           1013 Centre Road
                           Wilmington, DE 19805
SIXTH.            The Board of Directors shall have the powers to adopt, amend or repeal the by-law

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (I) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or whicgh involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal ot this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to anhy acts omission of such director occuring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledge this certificate of incorporation this nineteenth day of April, A.D., 1999

                                            /s/DONNA BROOKS
                                            ---------------
                                            Donna Brooks
                                            Incorporator